As filed with the Securities and Exchange Commission on April 28, 2026
Registration No. 333-285504
Registration No. 333-277749
Registration No. 333-270575
Registration No. 333-254724

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-285504)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-277749)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-270575)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-254724)

TO
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Semrush Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	84-4053265
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

800 Boylston Street, Suite 2475
Boston, Massachusetts
(Address of Principal Executive Offices)

Semrush Holdings, Inc. Amended and Restated 2019 Stock Option and Grant Plan
Semrush Holdings, Inc. 2021 Stock Option and Incentive Plan
Semrush Holdings, Inc. 2021 Employee Stock Purchase Plan
(Full Title of the Plan)

Scott Kennedy
Vice President, Treasurer and Secretary
Semrush Holdings, Inc.
800 Boylston Street, Suite 2475
Boston, MA 02199
(800) 851-9959
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer, ” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment (the “Post-Effective Amendment”), filed by Semrush Holdings, Inc., a Delaware corporation (the “Registrant”), with the Securities and Exchange Commission (the “SEC”), relates to the following Registration Statements on Form S-8 (collectively, as each amended as of immediately prior to the filing of this Post-Effective Amendment, the “S-8 Registration Statements”) of the Registrant:

1.
Registration Statement on Form S-8 (No. 333-285504), filed with the SEC on March 3, 2025, registering 7,342,154 shares of Class A common stock, par value $0.00001, of the Registrant under the Registrant’s 2021 Stock Option and Incentive Plan;

2.
Registration Statement on Form S-8 (No. 333-277749), filed with the SEC on March 7, 2024, registering 7,205,560 shares of Class A common stock, par value $0.00001, of the Registrant under the Registrant’s 2021 Stock Option and Incentive Plan;

3.
Registration Statement on Form S-8 (No. 333-270575), filed with the SEC on March 15, 2023, registering 3,500,000 shares of Class A common stock, par value $0.00001, of the Registrant under the Registrant’s 2021 Stock Option and Incentive Plan; and

4.
Registration Statement on Form S-8 (No. 333-254724), filed with the SEC on March 25, 2021, registering 13,503,001 shares of Class A common stock, par value $0.00001, of the Registrant under the Registrant’s 2021 Stock Option and Incentive Plan, 3,000,667 shares of Class A common stock, par value $0.00001, of the Registrant under the Registrant’s 2021 Employee Stock Purchase Plan, and 7,611,258 shares of Class A common stock and 7,611,258 shares of Class B common stock, each par value $0.00001, of the Registrant under the Registrant’s Amended and Restated 2019 Stock Option and Grant Plan.

On November 18, 2025, the Registrant, Adobe Inc., a Delaware corporation (“Adobe”), and Fenway Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Adobe (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) that provides for the acquisition of the Registrant by Adobe. On April 28, 2026, pursuant to the terms of the Merger Agreement, Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly owned subsidiary of Adobe.

In connection with the Merger, the Registrant has terminated any and all offerings of the Registrant’s securities pursuant to existing registration statements, including the S-8 Registration Statements. In accordance with the undertakings made by the Registrant in each of the S-8 Registration Statements to remove from registration, by means of a post-effective amendment, any of the Registrant’s securities that remain unsold at the termination of each such offering, the Registrant hereby removes from registration, by means of this Post-Effective Amendment, any and all securities registered under the S-8 Registration Statements that remain unsold as of the effectiveness of the Merger on April 28, 2026 and terminates the effectiveness of each of the S-8 Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in Boston, Massachusetts on April 28, 2026.

SEMRUSH HOLDINGS, INC.

By:	/s/ Wade Sherman
	Name:	Wade Sherman
	Title:	President

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.